                                                             EXHIBIT 21




                  Significant Subsidiaries of the Registrant


All of the company's subsidiaries listed below are wholly owned and incorporated in the state in the of Minnesota, except for Beautiful Images, Inc., which is incorporated in the state of Delaware.




                       Value Vision Acquisition I Corp.
                             VVI Baytown, Inc.
                              VVI Seattle, Inc.
                              VVILPTV, Inc.
                   ValueVision Direct Marketing Company, Inc.
                              Beautiful Images, Inc.
                              Catalog Ventures, Inc.
                          VVI Fulfillment Center, Inc.
                              Packer Capital, Inc.